Exhibit (a)(1)(iv)

Offer to Purchase for Cash Any and All Outstanding Common Shares and Outstanding Preferred Shares

(including Preferred Shares Represented by American Depositary Shares)

at 29.02 Brazilian reais per Common Share and per Preferred Share,

in each case plus interest at the CDI Rate

of

NET SERVIÇOS DE COMUNICAÇÃO S.A.

by

EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A. – EMBRATEL

and

EMBRATEL PARTICIPAÇÕES S.A.

Pursuant to the Offer to Purchase dated October 17, 2013

THIS TENDER OFFER AND ASSOCIATED WITHDRAWAL RIGHTS EXPIRE, IN THE CASE OF HOLDERS OF AMERICAN DEPOSITARY SHARES TENDERING THROUGH THE BANK OF NEW YORK MELLON, AS RECEIVING AGENT, AT 10:00 A.M., NEW YORK CITY TIME, AND, IN THE CASE OF HOLDERS OF COMMON SHARES AND PREFERRED SHARES TENDERING DIRECTLY, AT 3:00 P.M., NEW YORK CITY TIME, IN EACH CASE ON NOVEMBER 26, 2013, UNLESS THE TENDER OFFER IS EXTENDED.

To Holders of American Depositary Shares of Net Serviços de Comunicação S.A.:

Enclosed for your consideration is an offer to purchase, dated October 17, 2013 (the “Offer to Purchase”), and the related ADS letter of transmittal (the “ADS Letter of Transmittal,” and together with the Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer Documents”) relating to the tender offer by Empresa Brasileira de Telecomunicações S.A. – Embratel (“Embratel”) and Embratel Participações S.A. (“Embrapar,” and together with Embratel, the “Offerors”), each a corporation organized under the laws of the Federative Republic of Brazil, to purchase any and all outstanding common shares, no par value (“Common Shares”), and outstanding preferred shares, no par value (“Preferred Shares”), including Preferred Shares represented by American Depositary Shares (“ADSs”), of Net Serviços de Comunicação S.A. (“Net”), a corporation organized under the laws of the Federative Republic of Brazil, other than those held by the Offerors or their affiliates, in cash at a price of 29.02 Brazilian reais (“R$”) per Common Share and per Preferred Share (for reference, equivalent to approximately U.S.$13.30 per ADS based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil through the SISBACEN system at 7:00 p.m., Brasilia time, on October 11, 2013, which was U.S.$1.00 = R$2.1818), in each case plus interest at the benchmark interest rate of the Interbank Deposit Certificate, Certificado de Depósito Interbancário (the “CDI Rate,” for reference, approximately 9.32% on October 11, 2013), calculated pro rata from August 19, 2013 through the Auction Date (as defined below), net of the stock exchange and settlement fee described in the Offer Documents, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer Documents. The offer price as announced on June 7, 2012 in a statement of material fact by Embrapar is comprised of a base price of R$26.64 per Common Share and per Preferred Share (the “base offer price”) plus accrued interest at the CDI Rate from June 8, 2012 through the Auction Date. R$29.02 represents the base offer price plus accrued interest at the CDI Rate from June 8, 2012 through and including August 18, 2013, a recent date, and is being disclosed for illustrative purposes. Banco Itaú BBA S.A., the Brazilian intermediary agent, will notify the BM&FBOVESPA – Bolsa de Valores, Mercadorias e Futuros (the “São Paulo Stock Exchange”) of the offer price, including all accrued interest through the Auction Date at least three Brazilian business days before the Auction Date. The São Paulo Stock Exchange will disclose the offer price on or before the Auction Date. ADS holders tendering the Preferred Shares represented by their ADSs through The Bank of New York Mellon, as receiving agent, will receive payment in U.S. dollars, which shall also be net of expenses for converting Brazilian reais to U.S. dollars, any applicable taxes and fees associated with the cancellation of the ADSs representing Preferred Shares purchased in the tender offer. Also enclosed is Net’s Solicitation/Recommendation Statement on Schedule 14D-9.

There is no separate tender offer being made to acquire ADSs. If a holder of ADSs wishes to participate in the tender offer, the holder may tender the Preferred Shares underlying its ADSs through The Bank of New York Mellon, as receiving agent, in accordance with the instructions set forth in the enclosed ADS Letter of Transmittal and in the Offer to Purchase. If the underlying Preferred Shares are accepted for purchase in the auction described in the Offer to Purchase, those ADSs will be cancelled so that the underlying Preferred Shares may be sold.

All terms not otherwise defined herein have the meaning set forth in the Offer to Purchase.

We (or our nominees) are the holder of record of ADSs held by us for your account. A tender of the Preferred Shares underlying such ADSs can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information and guidance only and cannot be used by you to tender Preferred Shares underlying ADSs held by us for your account.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Preferred Shares underlying the ADSs held by us for your account through the receiving agent, pursuant to the terms and subject to the conditions set forth in the Offer Documents.

The enclosed Instruction Form cannot be used to tender Common Shares or Preferred Shares, except insofar as Preferred Shares are represented by ADSs. If you hold Common Shares or Preferred Shares that are not represented by ADSs, you can only tender such shares into the tender offer by following the instructions in the Offer Documents. See Instruction 10 of the Letter of Transmittal.

Please note the following:

1. The tender offer is being conducted concurrently in the United States and Brazil and is open to all holders of Common Shares, Preferred Shares and ADSs. The Offer Documents are intended solely for holders of Common Shares and Preferred Shares that are U.S. residents (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended) and all holders of ADSs representing Preferred Shares wherever located. Holders of Common Shares and Preferred Shares that are not U.S. residents may not use these Offer Documents. A separate offer document, called an Edital, for use by holders of Common Shares and Preferred Shares that are not U.S. residents has been published in Portuguese in Brazil as required by Brazilian law. In addition, a short circular primarily corresponding to the Edital for use by holders of Preferred Shares listed on the Mercado de Valores Latinoamericanos is being published in Spanish concurrently in Spain as required under applicable Spanish law.

2. In order to participate in the tender offer, a holder of ADSs may tender the Preferred Shares underlying its ADSs through The Bank of New York Mellon, as receiving agent, in accordance with the instructions set forth in the Offer Documents. As an alternative to tendering the Preferred Shares underlying its ADSs through the receiving agent, an ADS holder may also surrender its ADSs to JPMorgan Chase Bank N.A. (“JPMorgan Chase Bank”), as ADS depositary, pay any applicable fee to JPMorgan Chase Bank in order to withdraw the Preferred Shares underlying the ADSs from the ADS program and participate directly in the tender offer as a holder of Preferred Shares, allowing sufficient time to complete all necessary steps and make all required arrangements. See the Offer to Purchase.

3. After purchase by the Offerors of the Preferred Shares underlying the ADSs tendered through the receiving agent and receipt by the receiving agent of payment of the consideration for those Preferred Shares, the receiving agent will, as promptly as possible, pay to the applicable holders of ADSs the U.S. dollar equivalent (based on the spot market exchange rate on the date the receiving agent is notified that its Brazilian brokerage firm (a “Brokerage Firm”) authorized to conduct trades on the São Paulo Stock Exchange has received payment in Brazilian reais, net of expenses for converting Brazilian reais to U.S. dollars) of R$29.02 per Preferred Share (for reference, equivalent to approximately U.S.$13.30 per ADS based on the PTAX exchange rate of U.S.$1.00 = R$2.1818 on October 11, 2013), plus interest at the CDI Rate (for reference, approximately 9.32% on October 11, 2013), calculated pro rata from August 19, 2013 through the Auction Date, minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing Preferred Shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and the BM&FBOVESPA Central Depositary, Central Depositária da BM&FBOVESPA, as

described in the Offer to Purchase, (3) the holder’s pro rata portion of the fee or commission charged by the receiving agent’s Brokerage Firm to tender Preferred Shares underlying ADSs on behalf of ADS holders participating in the tender offer, and (4) applicable withholding taxes. The ADS cancellation fee is payable to JPMorgan Chase Bank, as depositary under the deposit agreement governing Net’s ADS program. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing Preferred Shares purchased in the tender offer. ADS holders will receive the consideration for the ADSs representing Preferred Shares accepted for purchase in the tender offer in cash by check or, in the case of ADSs held through The Depository Trust Company (“DTC”), by means of delivery of funds to the account maintained at DTC by the tendering participant. Under no circumstances will interest be paid on such consideration for the ADSs regardless of any delay in making payment to holders of ADSs.

4. U.S. federal income tax backup withholding (at a rate of 28%) may apply to such amounts if a U.S. Holder fails to provide an accurate taxpayer identification number and make any other required certification or otherwise establish an exemption.

5. Any holder of ADSs that wishes to tender Preferred Shares underlying ADSs through the receiving agent must do so prior to 10:00 a.m., New York City time (the “ADS Expiration Time”) on November 26, 2013 (such date, as it may be extended by us, the “Expiration Date”). See the Offer to Purchase. In order to participate in the tender offer through the receiving agent, the following must be delivered to the receiving agent prior to the ADS Expiration Time, on the Expiration Date: (a) the enclosed ADS Letter of Transmittal, properly executed, with any required signature guarantees, and the American Depositary Receipts (“ADRs”) evidencing the ADSs; or (b) in the case of a book-entry transfer through DTC, an Agent’s Message (as defined in the ADS Letter of Transmittal), in each case together with any other documents required by the receiving agent and in accordance with the instructions set forth in the ADS Letter of Transmittal. The receiving agent will then contact a Brokerage Firm to tender the Preferred Shares underlying the ADSs in the auction on the São Paulo Stock Exchange that is currently scheduled to occur at 1:00 p.m., New York City time, on November 27, 2013, one business day after the Expiration Date (the “Auction Date”), as described in the Offer to Purchase. We will pay for the Common Shares and Preferred Shares purchased in the tender offer on the settlement date (the “Settlement Date”), which we expect will be the third Brazilian business day after the Auction Date, in accordance with the rules established by the clearing and settlement chamber of the São Paulo Stock Exchange.

If you wish to have us tender any or all of the Preferred Shares underlying ADSs held by us for your account through the receiving agent, please so instruct us by completing, executing, detaching and returning to us the Instruction Form enclosed herein. If you authorize the tender of the Preferred Shares underlying your ADSs, the Preferred Shares underlying all such ADSs will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender through the receiving agent on your behalf prior to the ADS Expiration Time on the Expiration Date.

The Offerors are not aware of any jurisdiction where the making of the tender offer would not be in compliance with the laws of that jurisdiction. If the Offerors become aware of any jurisdiction in which the making of the tender offer would not be in compliance with applicable law, the Offerors will make a good faith effort to comply with any such law. If, after such good faith effort, the Offerors cannot comply with any such law, the tender offer will not be made to (nor will elections to tender shares be accepted from or on behalf of) the holders of Common Shares and Preferred Shares, and holders of ADSs representing Preferred Shares, in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on behalf of the Offerors by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the

Offer to Purchase for Cash Any and All Outstanding Common Shares and Outstanding Preferred Shares

(including Preferred Shares Represented by American Depositary Shares)

at 29.02 Brazilian reais per Common Share and per Preferred Share,

in each case plus interest at the CDI Rate

of

NET SERVIÇOS DE COMUNICAÇÃO S.A.

by

EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A. – EMBRATEL

and

EMBRATEL PARTICIPAÇÕES S.A.

Pursuant to the Offer to Purchase dated October 17, 2013

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated October 17, 2013 (the “Offer to Purchase”) and the related ADS letter of transmittal (the “ADS Letter of Transmittal,” and together with the Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer Documents”) relating to the tender offer by Empresa Brasileira de Telecomunicações S.A. – Embratel (“Embratel”) and Embratel Participações S.A. (“Embrapar,” and together with Embratel, the “Offerors”), each a corporation organized under the laws of the Federative Republic of Brazil, to purchase any and all outstanding common shares, no par value (“Common Shares”), and outstanding preferred shares, no par value (“Preferred Shares”), including Preferred Shares represented by American Depositary Shares (“ADSs”), of Net Serviços de Comunicação S.A., a corporation organized under the laws of the Federative Republic of Brazil, other than those held by the Offerors or their affiliates, in cash at a price of 29.02 Brazilian reais (“R$”) per Common Share and per Preferred Share, in each case plus interest at the benchmark interest rate of the Interbank Deposit Certificate, Certificado de Depósito Interbancário (for reference, approximately 9.32% on October 11, 2013), calculated pro rata from August 19, 2013 through the auction date, net of the stock exchange and settlement fee described in the Offer Documents, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer Documents.

This will instruct you to tender through The Bank of New York Mellon, as receiving agent, the number of Preferred Shares underlying the ADSs indicated below (or if no number is indicated below, all the Preferred Shares underlying the ADSs) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer Documents.

The undersigned understands and acknowledges that all questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Preferred Shares represented by ADSs submitted on my behalf to the receiving agent will be determined by the Offerors in their sole discretion, which determination shall be final and binding on all parties.

PLEASE SIGN HERE

Number of ADSs representing Preferred Shares to be tendered*:

Account Number:

Signature(s):

Name(s) (please type or print):

Address (including Zip Code)(please type or print):

Daytime Telephone Number (including Area Code):

Taxpayer Identification or Social Security Number(s):

Date:

*	Unless otherwise indicated, it will be assumed that the Preferred Shares underlying all your ADSs are to be tendered.

Please return this form to the broker or other securities intermediary maintaining your account.